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                                   EXHIBIT 4.3


                                  TRI-LITE INC.
                             STOCK OPTION AGREEMENT

     This Stock Option Agreement (the "Agreement") is entered into as of May 14, 1999 by and between Tri-Lite Inc., a Pennsylvania corporation (the "Company"), and Ernest Dageford (the "Optionee").

     1. Grant of Option; Registration of Underlying Shares. The Company hereby grants to Optionee an option (the "Option") to purchase all or any portion of a total of 50,000 shares (the "Shares") of the Common Stock of the Company at a purchase price of $0.09 per share (the "Exercise Price"), subject to the terms and conditions set forth herein. The Company shall register on Form S-8 with the Securities and Exchange Commission, as soon as is practicable, all of the shares underlying the Option.

     2. Term of Option. Optionee's right to exercise this Option shall terminate upon the expiration of five (5) years from the date of this Agreement;

     3. Exercise of Option. Subject to Section 2 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below), by delivery of the following to the Company at its principal executive offices:


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          (a) a written notice of exercise which identifies this Agreement and states the number of whole Shares (which may not be less than 100, or all of the Shares if less than 100 Shares then remain covered by this Option) then being purchased;

          (b) payment of the Exercise Price in cash or by check (or by such other form of lawful consideration as the Board of Directors of the Company, or an authorized committee of the Board of Directors, may approve from time to time;

          (d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee or the person designated in Section 4 below, as the case may be.

     4. Death of Optionee: No Assignment. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement shall be void and shall have no effect. If the Optionee should die prior to the termination of this Option, Optionee's legal representative, his or her legates, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.


     5. Representations and Warranties of Optionee.

          (a) Optionee represents and warrants that this Option is being acquired by Optionee for his or her personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

          (b) Optionee acknowledges that the Company may issue Shares upon the exercise of this Option without registering such Common Stock under the Securities Act of 1933, as amended (the "Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing such Shares and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available. Optionee further acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary.


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     6. Limitation of Company's Liability for Non-issuance. The Company intends at all times to reserve and keep available, and to use its reasonable best efforts to obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of shares of its Common Stock as shall be sufficient to satisfy its obligations hereunder. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such shares as to which such requisite authority shall not have been obtained.

     7. Adjustments Upon Changes in Capital Structure, Merger, Etc.

          (a) In the event of any changes in the outstanding shares of Common Stock of the Company resulting from a stock split, reverse stock split, stock dividend, reclassification or similar change in the capital structure of the Company, appropriate and reasonable adjustments shall be made to the number and kind of Shares subject to this Option and to the Exercise Price per share.

          (b) In the event of a merger, consolidation or other reorganization in which the Company is not the surviving corporation, this Option shall terminate upon the effective date of such transaction unless a successor corporation assumes this Option, provides substantially similar consideration to Optionee as was provided to the shareholders of the Company, or substitutes substantially equivalent options covering shares of the successor corporation.

     8. No Employment Contract Created. Nothing in this Agreement shall be construed to constitute or be evidence of any right with respect to employment or continuance of employment with the Company or any subsidiary or parent of the Company, or to limit in any way the right of the Company or any subsidiary or parent of the Company to terminate Optionee's employment at any time, with or without cause.

     9. Rights as Shareholder. The Optionee (or a Successor pursuant to Section 5 hereof) shall have no rights as a shareholder with respect to any Shares covered by this option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

     10. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

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     11. Governing Law. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

     12. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior written or oral agreements and understandings of the parties, either express or implied.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        TRI-LITE INC.


                                        By:
                                           -------------------------------------


                                        Its:
                                            ------------------------------------

     The Optionee hereby accepts this Option subject to all the terms and provisions hereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company (or an authorized Committee thereof) regarding any questions arising under this Agreement. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local law as a result of the exercise of this Option.


                                        OPTIONEE


                                        --------------------------------------
                                        Ernest Dageford